UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 2, 2014 (April 28, 2014)

Community Choice Financial Inc.

(Exact Name of Registrant as Specified in its Charter)

Ohio	001-35537	45-1536453
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

7001 Post Rd, Suite 200 Dublin, Ohio	43016
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 614-798-5900

Not Applicable

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2014, the Compensation Committee (the “Committee”) of the Board of Directors of Community Choice Financial Inc. (the “Company”) took the following compensation actions:

•                  approved the following increased base salaries and/or target annual cash incentive award opportunities for certain of the Company’s named executive officers, effective as of March 31, 2014: (1) William E. Saunders, Jr.: base salary of $1,000,000 per year, and target annual cash incentive opportunity for 2014 of $1,250,000; (2) Kyle F. Hanson: base salary of $575,000 per year, and target annual cash incentive opportunity for 2014 of $575,000; (3) Michael Durbin: base salary of $400,000 and target annual cash incentive opportunity for 2014 of $240,000; and (4) Bridgette C. Roman: base salary of $400,000 per year, and target annual cash incentive opportunity for 2014 of $240,000.

•                  approved changing Mr. Durbin’s title to that of Executive Vice President, Chief Financial Officer and Treasurer of the Company and Ms. Roman’s title to that of Executive Vice President, General Counsel and Secretary of the Company.

•                  approved changing the vesting provision of the award made to Mr. Durbin pursuant to the Company’s 2011 Management Equity Incentive Plan, as amended, from the liquidity event described in the award to incremental vesting on each of the third anniversaries from the first date of his employment with the Company, resulting in all of the options granted in that award being vested as of January 1, 2014.

•                  approved Mr. Saunders’ option to participate in a Company reimbursement program for certain sale of home and relocation expenses, and related tax assistance payments, that may be incurred in connection with the Company’s business activities.

•                  approved a new retention plan (the “Retention Plan”), awards under the Retention Plan replace those previously granted under the Company’s Long-Term Incentive Cash Program (the “LTIP”). This new Retention Plan provides employees of the Company or its affiliates who are designated by the Committee the opportunity to earn a cash incentive award over a multi-year period of at least three years.  The grantee will be entitled to payment of a cash incentive in substantially equal quarterly installments in each of the three years as long as (a) the grantee remains continuously employed by the Company until the payment date and (b) no default or event of default is existing or being created under the Company’s bond indenture or credit agreement or other debt obligations when and if the bonus is paid. Should a default or an event of default be existing or created by the payment of the bonus, then the bonus will be paid at such time as there is no such default or event of default and the Company may make the payment without creating a default or an event of default, subject to the named employee remaining employed until that date.  As a result of adopting the Retention Plan, outstanding awards under the LTIP were cancelled.

•                  approved Retention Plan awards to Messrs. Saunders, Hanson, and Durbin and Ms. Roman.  These awards are subject to a three-year incentive period and provide the following incentive award opportunities: Mr. Saunders, $6,480,047; Mr. Hanson, $2,047,500; Mr. Durbin, $1,200,000; and Ms. Roman, $500,000.  The awards are generally subject to the terms of the new Retention Plan.

In addition, on May 2, 2014, the Company completed an offer to purchase 50% of the outstanding Restricted Stock Units (“RSUs”) held by certain of its named executive officers.  As a result of such offer, the Company repurchased 4,800, 3,346, 1,782, and 1,782 RSUs for $43,680, $30,449, $16,216 and $16,216 from each of Mr. Saunders, Mr. Hanson, Mr. Streff, and Mr. Durbin respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY CHOICE FINANCIAL INC.

	By:	/s/ Michael Durbin
		Name:	Michael Durbin
		Title:	Executive Vice President, Chief Financial Officer and Treasurer

Date: May 2, 2014